EXHIBIT 10.1
July 28, 2022

Kruti Patel Goyal

Dear Kruti:

This letter describes your temporary secondment (the “Secondment”) by Etsy, Inc. (“Etsy” or the “Company”) from Etsy, where you currently work from the Brooklyn, New York office to working for Etsy’s subsidiary, Depop Limited (“Depop”), from its London, UK office, subject to the terms and conditions set forth in this secondment agreement (the “Agreement”). The terms and conditions outlined in this letter are in effect only for the period of the Secondment as defined below.

This Agreement will become effective on September 12, 2022 (“Effective Date”).

The Secondment

At all times during the Secondment, you shall remain an employee of Etsy, providing services to Depop. You will be reassigned during this Secondment from Etsy’s Brooklyn, NY office to Depop’s London, UK office. As part of this Secondment, you will relocate to the UK as of September 12, 2022.

While on the Secondment, it is expected that you will continue to abide by both Etsy’s and Depop’s policies on an ongoing basis. You understand and acknowledge that all other terms and conditions of your employment, including those in your Etsy Offer Letter and the Proprietary Information and Inventions Agreement (PIIA) you signed on February 10, 2011, will remain unchanged. The Company may prospectively change its policies from time to time at its sole discretion.

For the avoidance of doubt, the terms of the Etsy, Inc. Executive Severance Plan and your participation notice thereunder shall continue to apply to you, however, for the purposes of your participation in the Executive Severance Plan, the definition of a Qualifying Termination shall include; (A) your involuntary termination without Cause; and/or (B) (i) during your Secondment your voluntary resignation following: (a) a diminution in your reporting line such that you no longer report to the Chief Executive Officer of the Company and/or a material diminution in your authority, duties or responsibilities, (b) a material reduction in your base compensation (other than as part of a broad-based company reduction program prior to a Change in Control), (c) a material change in the geographic location at which you must perform services for the Company (with neither London, UK nor New York, USA constitution such change in location); or (d) any other action or inaction that constitutes a material breach by the Company (or parent or subsidiary employing you) of a material term of the agreements or letters under which you provides services; and (ii) upon completion of your Secondment, your voluntary resignation following: (a) the offer to you of a title, reporting line, role, authority, duties and/or responsibilities, which constitutes a diminution based on your current role of Chief Product Officer, (b) a material reduction in your base compensation (other than as part of a broad-based company reduction program prior to a Change in Control), (c) a change in the geographic location at which you currently perform services for the Company (with neither London, UK nor New York, NY constituting such change in location); or (d) any other action or inaction that constitutes a material breach by the Company (or parent or subsidiary employing you) of a material term of the agreements or letters under which you provides services. For the avoidance of doubt, a Depop change in control shall constitute a “Qualifying Termination” under the terms of the Executive Severance Plan.

Again, for the avoidance of doubt, subject to the terms of the Executive Severance Plan, among other things, in the event of a Qualifying Termination, you shall be awarded at least twelve months’ of base salary severance and twelve months COBRA or its equivalent paid by Etsy, any earned but unpaid bonus for a prior completed fiscal year, a pro rata bonus for the current fiscal year if the Qualifying Termination occurs after the third month of the fiscal year in which the Qualifying Termination occurs, and your equity awards that are outstanding as of the date of such Qualifying Termination shall continue to vest according to the terms of the Etsy 2015 Equity Compensation Plan during the period in which you are receiving severance payments (and on an accelerated basis if it is a “Qualifying CIC Termination”).

Duties and Responsibilities

The following provisions will apply during the Secondment. Your Secondment will begin on September 12, 2022, at which point your responsibilities will be solely to Depop. During the Secondment, you will be the Chief Executive Officer of Depop and continue to report to Josh Silverman, CEO, Etsy. Your Secondment is expected to have a duration of 3 years until approximately July 31, 2025. Starting January 1, 2024, this period, at any time, may be shortened on at least six months written notice, subject to changes in the business requirements or personal circumstances. Your assignment to this secondment will be acknowledged and accounted for in your annual performance review with your Etsy people manager.

Basic Salary and Benefits

You will remain on the US Etsy payroll and your base salary will change to $450,000 USD per year, less all required withholdings and deductions. This salary compensates you for all hours worked. You will receive an annual salary and performance review during Etsy’s annual review period. You will continue to be paid on U.S payroll on a semi-monthly basis in the Company’s normal course. You will continue to be eligible to participate in the benefits programs normally provided to Etsy employees in the U.S., with the exception of medical, dental, and vision benefits. Your medical, dental, and vision benefits will be transitioned to Etsy’s Cigna expatriate plan with a target enrollment date of September 1, 2022. This change will ensure you have health coverage throughout the U.S. and the UK. With respect to all benefits, your benefits eligibility will be based on your original seniority date with the Company.

Bonus

You will participate in the Depop Executive Bonus Program and your target bonus will remain at 80% of your base salary, with an update to the bonus structure as follows: 80% of the bonus target will be based on challenging but reasonably attainable and mutually agreeable company performance goals, consistently applied to others with respect to their bonus opportunities, while 20% of the bonus payout will be based on challenging but reasonably attainable and mutually agreeable individual performance goals for the duration of your Secondment. Your bonus, if any, shall be paid via the Etsy payroll process on the date Etsy bonuses are paid. For 2022, the Company performance portion of your bonus will be determined based on Etsy consolidated Company performance for the portion of the year prior to your Secondment, and Depop performance for the portion of the year during your Secondment. Your 2023 and subsequent bonuses will be determined based 80% on challenging but reasonably attainable and mutually agreeable Depop performance and Etsy performance goals, respectively, dependent on, each year, the length of time for which you perform services for such entities, and 20% based on challenging but reasonably attainable and mutually agreeable individual performance goals. The process for setting Depop goals and your individual goals will resemble the process for setting the Etsy consolidated goals and the Etsy ET's individual goals.

Equity

Subject to the above, there will be no change to your previously issued equity awards, which will continue to vest according to the terms and conditions stated within your award agreements. You will be eligible to receive an equity refresh award beginning with Depop’s 2023 equity refresh cycle, subject to the approval of Etsy’s Compensation Committee.

On the first business day of the month following the Effective Date, Etsy will also grant you an equity award with a fair value at the time of the grant equal to $1 Million subject to the approval of Etsy’s Compensation Committee. The equity award will be in the form of Restricted Stock Units (RSUs), with the number of shares calculated in accordance with our Equity Grant Policy. The RSUs will “vest” (or convert into shares of Etsy’s common stock) in eight (8) equal semi-annual installments over a four year term with the initial vesting occurring on April 1, 2023, unless your employment with Depop or Etsy, Inc., or one of its subsidiaries ends due to a non-Qualifying Termination.

Data Privacy

You hereby agree to the collection, processing and use of personal data collected in the course of your employment relationship with the Company, and you are aware that the Company is entitled to collect, process and use personal data necessary for the execution of this Agreement. You acknowledge that you understand your data may be transmitted outside your home country, including to a country or countries that have a lesser standard of data protection than your home country.

Vacation and Working Arrangements
Your vacation and holiday entitlement will continue to be in accordance with Etsy’s U.S. policy. Your work schedule and public holiday entitlement will, however, be in accordance with the business practices of Depop in the U.S.
Relocation Allowance
You will be provided with relocation services through either Topia, K2, or another relocation vendor that is mutually agreed upon (“Relocation Allowance”). The Relocation Allowance is to cover, on a tax neutral basis, the cost of both temporary and permanent housing, all tuition related costs for your children's school (including any transportation/busing costs for your children that may be incurred), shipment of goods, the reasonable cost to lease a motor vehicle suitable to the size of your family, and any other miscellaneous costs of relocating in accordance with either Topia's or K2’s (collectively, “relocation vendors”) guidelines.
As part of the Host-Country Orientation, you are entitled to services provided by our relocation vendor (Topia/K2) to assist you and your family members in settling into the new environment and culture.
This includes:
■school selection;
■home-finding assistance and lease negotiation; orientation for political, cultural, practical purposes;
■automobile rental/purchase; driver, security
■telephone and utility installation assistance;
■shopping recommendations;
■assistance with opening bank accounts, obtaining driver’s licenses, local government paperwork, etc.; and
■health care and leisure activity guidance.

The Company shall pay for, on a tax neutral basis, the cost of relocating you and your family back to the United States when your Secondment ends.

The Company shall also pay up to $10,000 in legal fees in connection with this agreement, payable to Harris St. Laurent & Wechsler LLP upon receipt of an invoice and a Form W-9.

Income Tax and Social Security

You will continue to have an amount deducted from your salary each pay period equal to the normal tax and social security you would have paid had you remained in the home country, based on company generated income only.

It is your responsibility to file both U.S. and UK personal income tax returns, where required, and to assure that timely payment of final income taxes is made when due.

In connection with your obligation, Etsy provides you, at Etsy’s cost, with a tax briefing and tax preparation assistance. Etsy has retained the services of KPMG to prepare your actual home and host country tax returns while you are on Secondment. A summary of services KPMG provides is attached as Appendix A.

Regardless of your tax residence status, for the length of the Assignment, you will be tax equalized to the U.S. Etsy follows a “Tax Equalization” approach, so that your ultimate tax liability on employment income while on Assignment is no more than the amount of tax that would have been paid in the home location had you not received allowances and special tax considerations resulting from an international Assignment. The “Tax Equalization” approach would also apply to trailing income (annual bonus and stock awards) that are earned during the assignment period, but paid and taxed after your assignment has ended. A hypothetical U.S. income tax amount will be deducted from your total salary and bonuses via home country payroll. This amount typically changes annually. KPMG will assist in the preparation and filing of your U.S. and UK tax returns, as required, at Etsy’s cost. Additionally, annually, once your home and host country tax returns are filed, a U.S. tax equalization calculation will be prepared to determine whether a reimbursement is due to you or whether you would owe additional taxes to Etsy for the tax year in question. This reconciliation is done to ensure that your total amount of income tax paid is no more than what you would have paid if you were working in the U.S. This would also apply to your Etsy income earned while on assignment but paid to you after your assignment has ended.

Taxation in the UK and Related Foreign Tax Credit in the U.S.

As described in more detail above, while on Assignment, Etsy will withhold a stay-at-home hypothetical tax from your income, and Etsy will be responsible for paying all “actual” tax on your Assignment income in both your home and host countries, as applicable.

Tax equalization reconciliations will also apply to any foreign tax credits that you may be eligible to receive. Therefore, all or a portion of any potential refunds on your home and host tax return, as a result of your Assignment income, may belong to Etsy as well. If you receive a tax refund from either your home or host country, as a result of your Assignment income, for a tax year affected by your international Assignment, it is your responsibility to inform Etsy of the amount of the refund so that it may be included in the tax equalization reconciliation and to submit all or a portion of the refund to Etsy, depending on the tax equalization calculation determined by Etsy.
Home Leave Trip

You and accompanying family members (spouse/partner and child(ren) or pet(s) if applicable) will also be entitled to two home leave trips per rolling year to New York for personal travel (vacation time).
Class of travel will be in accordance with business travel policy. Reimbursement of actual costs should be claimed via Workday Expenses.

Travel and Business Expenses

You may make a preliminary visit to the UK. The purpose of this trip is to find appropriate housing, visit schools, and become acquainted with the living environment in the assignment location. Travel arrangements and reimbursements should be made according to Etsy's business travel policy.

Air transportation will be provided for you and accompanying family members (spouse/partner, and child(ren) or pet(s) if applicable), when you travel from the U.S. to the UK at the beginning of your Secondment. Class of travel will be in accordance with Etsy's business travel policy.

In addition to the airfare, Etsy will pay for ground transportation to and from the airport.

The Company will reimburse you for your reasonable business and travel expenses. All travel and business expenses must be submitted for reimbursement with appropriate documentation pursuant to Company policy.

Immigration

It is your responsibility to ensure that you and any accompanying family members have passport[s] valid for at least six months beyond the start date of your assignment.

Etsy will provide support for gathering all immigration and travel requirements. You are responsible for coordinating with Etsy Immigration counsel, including Fragomen and/or Envoy, to prepare all necessary travel and immigration documents. Your assignment and related benefits are conditional upon obtaining the appropriate work authorization for the new work location.

Severability

If any provision of this Agreement is held by any Court of competent jurisdiction to be invalid or unenforceable in whole or in part, the remaining provisions of this Agreement shall continue in full force and effect.

Governing Law

This Agreement shall be governed by and construed in accordance with the laws of New York.

Entire Agreement

This Agreement constitutes the entire agreement between you and the Company regarding the terms of your Secondment and it is the complete, final, and exclusive embodiment of your agreement with regard to this subject matter and supersedes any other promises, warranties, representations or agreements, whether written or oral. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by an officer of the Company. If there is any conflict of terms between this Agreement and any other agreement, written or oral, this Agreement shall control.

From time to time, the Company may modify or cancel its personnel policies or company benefits plans consistent with the needs of the business.

We hope the terms and conditions herein are acceptable and we look forward to your continued employment with the Company. In acknowledgment of receipt and concurrence of the terms and conditions included within this letter, please sign below and return.

Yours sincerely,
/s/ Toni Thompson
Toni Thompson
VP of People
Etsy, Inc.

Accepted and Agreed:

/s/ Kruti Patel Goyal
Kruti Patel Goyal
8/1/2022

APPENDIX A

Summary of Tax Advisor Services to Be Provided by KPMG

While you are on and/or for the period of your Secondment for Etsy, Inc., we have engaged with a tax service provider, KPMG, that is authorized to provide you individual tax compliance services. We understand that due to your Secondment there may be additional income tax returns and forms that need to be filed while you are on Secondment, and foreign tax considerations that you and/or your personal tax preparer are not familiar with. Our tax service provider is experienced in these matters and we offer their services to you at Etsy’s cost, on a tax neutral basis, for the duration of your Secondment.

The services authorized are as follows:

1)Preparation of annual host country and, if required, home country individual income tax returns.

a)This would include the preparation of 1 income tax return per home and host country, per annum. This assumes you are married and filing a joint income tax return. In some countries you may not be able to file jointly; in that case, your spouse does not receive tax return services.

b)Access to KPMG LINK, which is a personalized and protected portal assigned to you where you can upload and receive tax documents with your tax service provider, complete your tax organizer, and track your travel days while on international assignment.

c)Tax Return preparation services include standard individual income tax filing to report:
i)Employment income,
ii)Personal traditional passive income (interest, dividends, capital gains),
iii)Forms and schedules required as a result of your international assignment (i.e., foreign tax credit claim, income exclusions, foreign bank and asset reporting requirements).
iv)Preparation of foreign asset and bank account reporting as required/necessary by the authorities.

d)Services DO NOT include the preparation of forms related to personal business activity, estate and trust returns, household employee reporting forms, etc.

2)Where applicable, departure tax clearance compliance certificates or returns.
e)In some instances, when you depart a country, you may be required to complete a final return prior to departure.
f)This service is authorized for you, the assignee, and you must comply with the filing deadline in order to receive tax clearance from the authorities.

3)Preparation of state and local, provincial, communal, and cantonal tax returns.

4)Application and tax ID registration in your host country. This would apply to you and dependents claimed on your income tax returns.

5)Preparation of requests for extensions of time to file tax returns including the computations, where required.

6)Calculation of hypothetical tax to be withheld throughout the year.
g)This calculation determines your stay-at-home tax obligation which is one of the conditions of your agreement to take on an international assignment.
h)The calculation is updated when you receive a salary increase, bonus, commission payment, and vested equity awards.
i)The goal is to estimate your stay-at-home tax obligation as best as possible so there is no large differential of what was withheld versus your final tax reconciliation obligation.

7)Preparation of annual tax reconciliation (equalization) calculations. Upon the completion of your annual tax filings, Etsy’s tax service provider will reconcile your tax obligation to ensure you have paid in an amount equal to your stay-at-home obligation, and to ensure Etsy has paid their portion of the final tax obligation.

8)Consultation during pre-departure and post-arrival tax orientation sessions. Prior to leaving a country and upon arrival to your new location, it is important that you meet with Etsy’s tax service provider to review the following:
j)The tax compliance process in your home and host country with your tax service provider.
k)Tax data collection process, sharing documents, and final delivery of your income tax returns.
l)The importance of tracking travel days while on assignment and best ways to track this data.
m)Hypothetical tax calculation.
n)Tax reconciliation calculation and process.
o)Confirm and gather assignment specific situation and personal demographic information that would assist in preparing for the individual tax return preparation.

9)Preparation of estimated tax vouchers.

10)Preparation of amended returns for foreign tax credit carryback where required.

11)Assistance with routine correspondence with the tax authorities including the review of tax assessments.

***************************************************************************

This page is left intentionally Blank

***************************************************************************

Dear Kruti:
We are pleased to confirm your promotion to the position of General Manager, Seller Services, located in Brooklyn, NY. This position is an SVP-level role. The effective date of this change is December 14, 2016.
You will be reporting to Linda Kozlowski, Chief Operating Officer, and your base pay will be $275,000.00, effective December 14.
Effective January 1, you will be eligible to participate in the Management Cash Incentive Plan with an annual target of 50% of your base salary earned during the performance period. Your participation is subject to the terms and conditions of the Management Cash Incentive Plan and the applicable participation notice.

You will be granted equity awards with a total fair value at the time of grant equal to $450,000, subject to the approval of Etsy's Compensation Committee or Board of Directors, on or around March 15, 2017. Fifty percent (50%) of the equity awards (based on fair value) will be in the form of Stock Options - an option to purchase shares of the Etsy’s common stock, with an exercise price per share equal to the fair market value of Etsy’s common stock on the grant date; and fifty percent (50%, based on fair value) will be in the form of Restricted Stock Units ("RSUs"), which generally settle in shares of Etsy’s common stock after certain time-based vesting requirements. The equity awards will be subject to the terms and conditions of the Company’s stock incentive plan then in effect and the applicable award agreements.
You will participate in the Etsy, Inc. Change in Control Severance Plan, which provides, subject to the terms and conditions of the plan document, twelve (12) months of severance, up to twelve (12) months of company-paid COBRA coverage, and a 100% acceleration factor for all outstanding equity awards issued to you. You will also participate in the Etsy, Inc. Severance Plan, which provides, subject to the terms and conditions of the plan document, six (6) months of severance and up to six (6) months of company-paid COBRA coverage.
All other terms and conditions of your employment are unchanged as per your original offer letter and/or company policy.
We are excited that you are taking on this new opportunity and continuing your career at Etsy.
Sincerely,

Linda Kozlowski
Chief Operating Officer

February 3, 2011

Kruti Patel Goyal
[Delivered via email]

Dear Kruti,

Etsy, Inc. ("Etsy" or the "Company") is pleased to offer you full-time employment on and subject to the terms of this letter.

Your start date will be February 22, 2011. Your title will be Director of Business Development and Online Operations, and you will report to Adam Freed. Your salary will be $190,000 per year (paid according to the Company's standard payroll schedule). In addition, as a regular employee of Etsy, you will be eligible to participate in a number of Company-sponsored benefits, as in effect from time to time.

You will also receive a signing bonus in the amount of $10,000 on or about your start date. Please note that if you voluntarily resign your employment with Etsy for any reason before completing 12 months of continuous service, then you are obligated to repay a prorated portion of the bonus to the Company.

You will be granted an option to purchase 22,500 shares of the Company's common stock, subject to the approval of Etsy's Board of Directors. The Board of Directors will determine the exercise price per share when this option is granted. The option will be subject to the terms and conditions under the Company's 2006 Stock Plan and the applicable Stock Option Agreement.

You will vest 25% of the option shares after 12 months of continuous employment, and the balance will vest in equal) monthly installments over the next 36 months of continuous service.

If you are subject to an Involuntary Termination (as described on Exhibit A), then the Company will continue to pay your base salary for a period of three months after your Separation (as described on Exhibit A). Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with Etsy's standard payroll procedures. The salary continuation payments will commence within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year. You will only be entitled to the benefits described in this paragraph if you have (i) returned all Company property in your possession and (ii) executed a general release of all claims that you may have against Etsy or persons affiliated with Etsy. The release must be in the form prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by Etsy in the prescribed form (the "Release Deadline"). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this paragraph.

For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), each salary continuation payment under the preceding paragraph is hereby designated as a separate payment. If Etsy determines that you are a "specified employee" under Section 409A(a1(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under the preceding paragraph, to the extent that they are subject to Section 409A of the Code, will begin on the first business day following (A) expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments begin.

As a condition of your employment with Etsy, you must (a) sign Etsy's standard Proprietary Information and Inventions Agreement, which is attached as Exhibit B, (b) provide legal proof of your identity and authorization to work in the United States and (c) successfully complete ,a background check. While you work or otherwise provide services for Etsy, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with Etsy. By signing this agreement, you also confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for Etsy. Your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time.

All of us at Etsy are excited about you joining our team and we look forward to a beneficial and fruitful relationship. We hope both you and the Company will find mutual satisfaction with your employment. Nevertheless, employment with Etsy is for no specific period of time. Your employment with Etsy will be "at will," meaning that you have the right to terminate your employment at any time for any reason, with or without cause or notice, and Etsy reserves for itself an equal right. Any contrary representations that may have been made to you are superseded by this letter agreement. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

This letter agreement is also subject to the arbitration provision in the attached Exhibit C. This letter agreement and Exhibit A, Exhibit B and Exhibit C constitute the full and complete agreement between you-and the Company, contain all of the terms of your employment with the Company (including the "at will" nature of your employment) and supersede any prior agreements, representations, or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance, or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with Etsy or any other relationship between you and Etsy will be governed by New York law, excluding laws relating to conflicts or choice of law. In addition, you and Etsy submit to the exclusive personal jurisdiction of the federal and state courts located in the State of New York in connection with any such disputes or any claim related to any such disputes.

***
You may accept this offer by signing and dating this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on February 9, 2011.

Very truly yours,

/S/ Brian Christman
Brian Christman

Vice President Human Resource

I have Read and Accept this agreement:

Name: /s/ Kruti Patel Goyal
Kruti Patel Goyal

Date:     2/10/2011

Exhibit A

“Cause" means (i) your unauthorized use or disclosure of Etsy's confidential information or trade secrets, which use or disclosure causes material harm to Etsy, (b) your material breach of any agreement between you and Etsy, (c) your material failure to comply with Etsy's written policies or rules, (d) your conviction of, or your plea of "guilty" or "no contest" to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from Etsy's Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of Etsy or its directors, officers or employees, if Etsy has requested your cooperation.

"Involuntary Termination" means your Termination Without Cause.

"Separation" means a “separation from service," as defined in the regulations under Section 409A of the Code.

"Termination Without Cause" means a Separation as a result of a termination of your employment by Etsy without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

Exhibit B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

Effective as of February 3, 2011, the following confirms au agreement between Etsy, Inc., a Delaware corporation (the Company) and the individual identified on the signature page to this Agreement. This Agreement is a material part of the consideration for my employment by the Company. In exchange for the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.NO CONFLICTS.
I have not made and agree not to make any agreement, oral or written, that is in conflict with this Agreement or my employment with the Company. I will not violate any agreement with or the rights of any third party. When acting within the scope of my employment (or otherwise on behalf of the Company), I will not use or disclose my own or any third party's confidential information or intellectual property (collectively, Restricted Materials), except as expressly authorized by the Company in writing. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2.INVENTIONS.

a.Definitions. Intellectual Property Rights means any and all patent rights, copyright rights, mask work rights, trade secret rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world (including any application therefore). Invention means any idea, concept, discovery, invention, development, technology, work of authorship, trade secret, software, firmware, tool, process, technique, know how, data, plan, device, apparatus, specification, design, circuit, layout, mask work, algorithm, program, code, documentation or other material or information, tangible or intangible, whether or not it may be patented, copyrighted or otherwise protected (including all versions, modifications, enhancements and derivative works thereof).

b. Assignment. To the fullest event under applicable law, the Company shall own all right, title and interest in and to all Inventions (including all Intellectual Property Rights therein or related thereto) that are made, conceived or reduced to practice, in whole or in part, by me during the term of my employment with the Company and which arise out of research or other activity conducted by, for or under the direction of the Company (whether or not conducted at the Company's facilities, during working hours or using Company assets), or which are useful with or relate directly or indirectly to any Company Interest (meaning any product, service, other Invention or Intellectual Property Right that is sold, leased, used or under consideration or development by the Company). I will promptly disclose and provide all of the foregoing Inventions (the Assigned Inventions) to the Company. I hereby make and agree to make all assignments to the Company necessary to accomplish the foregoing ownership. Assigned Inventions shall not include any Invention (i) that I develop entirely on my own lime, (ii) without use of any Company assets and (iii) which is not useful with and does not relate to any Company Interest.

c.Assurances. I will further assist the Company, at its expense, to evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint the Company as my agent and attorney-in-fact to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me.

d.    Other Inventions. If I wish to clarify that something created by me prior to my employment that relates to the Company's actual or proposed business is not within the scope of this Agreement, I have listed it on the Prior Matters exhibit. If (i) I use or disclose any Restricted Materials when acting within the scope of my employment (or otherwise on behalf of the Company), or (ii) any Assigned Invention cannot be folly made, used, reproduced or otherwise exploited without using or violating any Restricted Materials, I hereby grant and agree to grant to the Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to and exercise all such Restricted Materials and Intellectual Property Rights therein. I will not use or disclose any Restricted Materials for which I am not fully authorized to grant the foregoing license.

e Moral Rights. To the extent allowed by applicable law, the terms of this Section 2 include all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral rights, artist's rights, droit moral or the like (collectively, Moral Rights). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratification, consent or agreement from time to time as requested by the Company.

3.PROPRIETARY INFORMATION. I agree that all Assigned Inventions and all other financial, business, legal and technical information, including the identity of and information relating to the Company's employees, Affiliates and Business Partners (as such terms are defined below), which I develop, learn or obtain during my employment or that are received by or for the Company in confidence, constitute Proprietary information. I will hold in strict confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. Proprietary Information will not include information that I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to the Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (a) my compensation records, (b) materials distributed to shareholders generally and (c) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to the Company's networks, telecommunications systems or information processing systems (including, "-without limitation, stored computer files, electronic mail messages and voice messages), and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

4.RESTRICTED ACTIVITIES. For the purposes of this Section 4, the term Company includes the Company and all other persons or entities that control, are controlled by or are under common control with the Company (Affiliates).

a.Definitions. Any Capacity includes, without limitation, to (i) be an owner, founder, shareholder, partner, member, advisor, director, consultant, contractor, agent, employee, affiliate or co-venturer, (ii) otherwise invest, engage or participate in, (iii) be compensated by or(iv) prepare to be or do any of the foregoing or assist any third party to do so; provided, Any Capacity will not include being a holder of less than one percent (1%) of the outstanding equity of a public company. Business Partner means any past, present or prospective customer, vendor, supplier, distributor or other business partner of the Company with which I have contact during my employment. Cause means to recruit, employ, retain or otherwise solicit, induce or influence (or to attempt to do so). Solicit means to (i) service, take orders from or solicit the business or patronage of any Business Partner for myself or any other person or entity, (ii) divert, entice or otherwise take away from the Company the business or patronage of any Business Partner, or to attempt to do so, or (iii) to solicit, induce or encourage any Business Partner to terminate or reduce its relationship with the Company

.
b.Acknowledgments. I acknowledge and agree that (i) the Company's business is highly competitive, secrecy of the Proprietary Information is of the utmost importance to the Company, and I will learn and use Proprietary Information in performing my work for the Company and (ii) my position may require me to establish goodwill with Business Partners and employees on behalf of the Company and such goodwill is extremely important to the Company's success.

c.As an Employee. During my employment with the Company, I will not directly or indirectly: (i) Cause any person to leave their employment with the Company (other than terminating subordinate employees in the course of my duties for the Company); (ii)Solicit any Business Partner; or (iii) act in Any Capacity in or mth respect to any commercial activity which competes or is reasonably likely to compete with any business that the Company conducts, or demonstrably anticipates conducting, at any time during my employment (a Competing Business).

d.    After Termination. For the period of one year immediately following termination of my employment with the Company (for any or no reason, whether voluntary or involuntary),, I will not directly or indirectly: (i) Cause any person to leave their employment with the Company; or (ii) Solicit any Business Partner; or (iii) act in Any Capacity in or with respect to any Competing Business located within the State of New York, the rest of the United Sates or anywhere else in the world.

d.Enforcement. I understand that the restrictions set forth in this Section 4 are intended to protect the Company's interest in its Proprietary Information and established relationships and goodwill with employees and Business Partners, and I agree that such restrictions are reasonable and appropriate for this purpose. If at any time any of the provisions of this Section 4 are deemed invalid or unenforceable or are prohibited by the laws of the state or place where they are to be performed or enforced, by reason of being vague or unreasonable as to duration or geographic scope or scope of activities restricted, or for any other reason, such provisions shall be considered divisible and shall become and be immediately amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court or other body having jurisdiction over this Agreement. The Company and I agree that the provisions of this Section 4, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included.

5.EMPLOYMENT AT W1LL. I agree that this Agreement is not an employment contract for any particular term. I have the right to resign, and the Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. This Agreement does not purport to set forth all of the terms and conditions of my employment, and as an employee of the Company, I have obligations to the Company which are not described in this Agreement. However, the terms of this Agreement govern over any such terms that are inconsistent \\Tith this Agreement and supersede the terms of any similar form that I may have previously signed. This Agreement can only be changed by a subsequent written agreement signed by the President of the Company (or authorized designee).

6.    SURVIVAL. I agree that my obligations under Sections 2, 3 and 4 of this Agreement shall continue in effect after termination of my employment, regardless of the reason, and whether such termination is voluntary or involuntary, and that the Company is entitled to communicate my obligations under this Agreement to any of my potential or future employers. My obligations under Sections 2, 3 and 4 also shall be binding upon my heirs, executors, assigns and administrators, and shall inure to the benefit of the Company, its Affiliates, successors and assigns. This Agreement may be freely assigned by the Company to any third party.

7.GOVERNING LAW; REMEDIES. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of New York without regard to the conflict of law’s provisions thereof. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. Unless expressly provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy. I further agree That if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable law, such illegal or unenforceable portion shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable. I also understand that any breach or threatened breach of this Agreement will cause irreparable harm to the Company for which damages would not be a adequate remedy, and, therefore, the Company will be entitled to injunctive relief with respect thereto (without the necessity of posting any bond) in addition to any other remedies.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY THE COMPANY AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

Name: Kruti Patel Goyal
By: /s/ Kruti Patel Goyal                 /s/ Brian Christman
                                 VP Human Resources

Appendix A

PRIOR MATTERS

Exhibit C

The terms of the letter agreement to which this Exhibit B is attached (the "Letter Agreement") and the resolution of any disputes as to the meaning, effed, performance or validity of the Letter Agreement or arising out of, related to, or in any way connected with, the Letter Agreement, your employment with the Company or any other relationship between you and the Company (the "Disputes") will be governed by New York law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Kings County in connection with any Dispute or any claim related to any Dispute.
•
You and the Company agree to waive any rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of the Letter Agreement and any and all claims arising from or relating to your employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

The arbitrator's decision must be written and must include the findings of fact and law that support the decision. The arbitrator's decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator must allow the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration will take place in Brooklyn, New York or, at your option, the county in which you primarily worked witl1 the Company at the time when the arbitrable dispute or claim first arose.

You and the Company will share the costs of arbitration equally. Both the Company and you will be responsible for their own attorneys' fees, and the arbitrator may not award attorneys fees unless a statute or contract at issue specifically authorizes such an award.

This arbitration provision does not apply to (a) workers' compensation or unemployment insurance claims or (b) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Proprietary Information and Inventions Agreement between you and the Company).

If an arbitrator or court of competent jurisdiction (the "Neutral") determines that any provision of this arbitration provision is illegal or unenforceable, then the Neutral shall modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extent necessary to render this arbitration provision legal and enforceable.